Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Access Anytime Bancorp, Inc.

We consent to the use of our report dated February 11, 2005, with respect to the consolidated statements of financial condition of Access Anytime Bancorp, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, included and incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

KPMG LLP

Albuquerque, New Mexico

October 7, 2005